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                                                                     EXHIBIT 5.1












                            OPINION OF TOMB AND TOMB

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FIRST COMMONWEALTH
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FINANCIAL CORPORATION
Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania 15701
(724) 349-7220   FAX (724) 349-6427


                                 TOMB AND TOMB
                                Attorneys at Law
                          402 Indiana Theatre Building
                          Indiana, Pennsylvania  15701


                                            August 31, 1998


First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, Pennsylvania  15701

Gentlemen:

     We have acted as counsel to First Commonwealth Financial Corporation ("FCFC") in connection with the Agreement and Plan of Merger dated July 15, 1998 between FCFC and Southwest National Corporation ("Southwest") ("Agreement"). The Agreement provides for the merger of Southwest into and with FCFC (the "Merger"). In the Merger each issued and outstanding share of common stock, par value $2.50 per share, of Southwest ("Southwest Common Stock") will be converted into 2.9 shares of common stock, par value $1 per share, of FCFC ("FCFC Common Stock").

     We have also acted as council to FCFC in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by FCFC with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the 8,826,840 shares of FCFC Common Stock which may be issued to the shareholders of Southwest in connection with the Merger. This opinion is being furnished to you for the purpose of being filed as an Exhibit to the Registration Statement.

     In connection with this opinion, we have examined, among other things:

     (1)  An executed copy of the Agreement and Plan of Merger;

     (2) A copy of the Articles of Incorporation and By-Laws of FCFC as in effect on the date hereof; and

     (3) Copies of resolutions adopted by the Board of Directors of FCFC, including resolutions approving the Agreements.
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First Commonwealth Financial Corporation                                -2-



     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes and decisions as we have considered necessary to enable us to furnish this opinion, and assuming that the Merger is consummated in accordance with the terms of the Agreement, we are pleased to advise you that in our opinion, the shares of FCFC Common Stock into which Southwest Common Stock outstanding immediately before the Merger becomes effective will be converted will, at the time the Merger becomes effective, be duly authorized, validly issued, fully paid and nonassessable shares of FCFC Common Stock.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ David R. Tomb, Jr.

                                    TOMB AND TOMB